EXHIBIT 77C
                           THE ARCH TAX-EXEMPT TRUST

                         ------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         ------------------------------

                                August 15, 1995
To the Shareholders of
The ARCH Tax-Exempt Trust:

     A Special Meeting of Shareholders of The ARCH Tax-Exempt Trust (the "Trust") will be held on September 26, 1995, at 9:30 a.m., Central Time, at the offices of Mississippi Valley Advisors Inc., One Mercantile Center, Southeast Conference Room, 21st Floor, St. Louis, Missouri 63101, for the following purposes:

          (1) To approve or disapprove an Agreement and Plan of Reorganization (the "Reorganization Agreement"), and the transactions contemplated thereby, including (a) the transfer of all of the assets and liabilities of the Trust's ARCH Tax-Exempt Money Market Portfolio and ARCH Missouri Tax-Exempt Bond Portfolio (the "Trust Portfolios") to, respectively, the ARCH Tax-Exempt Money Market Portfolio and ARCH Missouri Tax-Exempt Bond Portfolio (the "Fund Portfolios") of The ARCH Fund, Inc. (the "Fund") in exchange for shares of the Fund Portfolios; (b) the distribution of the Fund Portfolios' shares so received to shareholders of the Trust Portfolios; and (c) the termination of the Trust under state law and its deregistration under the Investment Company Act of 1940.

          (2) To transact such other business as may properly come before the Special Meeting.

     The subjects referred to above are discussed in the Proxy Statement attached to this Notice. Each shareholder is invited to attend the Special Meeting of Shareholders in person. Shareholders of record at the close of business on July 31, 1995 are entitled to receive notice of and to vote at the Special Meeting. IF YOU CANNOT BE PRESENT AT THE SPECIAL MEETING, WE URGE YOU TO FILL IN, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE SPECIAL MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                                          W. BRUCE McCONNEL, III
                                          Secretary

                           THE ARCH TAX-EXEMPT TRUST
                        1900 EAST DUBLIN-GRANVILLE ROAD
                              COLUMBUS, OHIO 43229
                                 1-800-551-3731

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of The ARCH Tax-Exempt Trust (the "Trust") for use at the Special Meeting of Shareholders (the "Meeting") to be held at the offices of Mississippi Valley Advisors Inc., One Mercantile Center, Southeast Conference Room, 21st Floor, St. Louis, Missouri 63101, on September 26, 1995, at 9:30 a.m., Central Time. At the Meeting, shareholders will be asked to consider and approve a proposed Agreement and Plan of Reorganization dated as of August 1, 1995 (the "Reorganization Agreement") between The ARCH Fund, Inc. (the "Fund") and the Trust, providing for the transfer of the Trust's ARCH Tax-Exempt Money Market Portfolio and ARCH Missouri Tax-Exempt Bond Portfolio (collectively, the "Trust Portfolios") to the Fund in order to eliminate the duplicative costs of maintaining two separate entities.

     It is expected that the solicitation of proxies will be primarily by mail. In connection with the solicitation of certain shareholders, the Trust's service contractors have retained Automatic Data Processing to assist in the solicitation of proxies by mail and to tabulate votes returned at a cost of $2,500. The Trust's officers and service contractors may also solicit proxies by telephone, telegraph or personal interview. The Trust will bear all proxy solicitation costs. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting to the Trust a written notice of revocation or a subsequently executed proxy or by attending the Meeting and electing to vote in person. This Proxy Statement and the enclosed Proxy are expected to be distributed to shareholders on or about August 18, 1995.

     Only shareholders of record at the close of business on July 31, 1995 (the "Record Date") will be entitled to vote at the Meeting. On the Record Date, the following number of shares of beneficial interest of the Trust were outstanding and entitled to be voted at the Meeting: 5,802,817.90 Class A shares and 92,368,533.57 Class A-Special Series 1 shares, evidencing interests in the Trust's ARCH Tax-Exempt Money Market Portfolio; and 3,732,819.36 Class C shares, 2,112,436.49 Class C-Special Series 1 shares and 18,813.94 Class C-Special Series 2 shares, evidencing interests in the Trust's ARCH Missouri Tax-Exempt Bond Portfolio. Class A shares of the ARCH Tax-Exempt Money Market Portfolio and Class C-Special Series 1 shares of the ARCH Missouri Tax-Exempt Bond Portfolio are designated as "Investor A shares," Class A- Special Series 1 shares of the ARCH Tax-Exempt Money Market Portfolio and Class C shares of the ARCH Missouri Tax-Exempt Bond Portfolio are designated as "Trust shares," and Class C-Special Series 2 shares of the ARCH Missouri Tax-Exempt Bond Portfolio are designated as "Investor B shares."

     If a proxy is properly executed and returned and marked with an abstention, the shares represented thereby will be considered to be present at the Meeting for purposes of determining the existence of a quorum for the transaction of business. Shareholders will vote separately by Trust Portfolio with respect to the approval or disapproval of the Reorganization Agreement (and the transactions contemplated thereby). Approval of the proposal with respect to a Trust Portfolio requires the affirmative vote of the holders of a majority of the outstanding shares of the Trust Portfolio, which means the lesser of (a) 67% or more of the shares of the Trust Portfolio present at the Meeting and entitled to vote on such proposal if the holders of more than 50% of the Trust Portfolio's shares are present in person or by proxy, or (b) the holders of more than 50% of the Trust Portfolio's outstanding shares. Each share is entitled to one vote; fractional shares are entitled to proportionate fractional votes. Under Massachusetts law, abstentions will have the same effect as voting against the proposal. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated the same as abstentions.

     In the event that a quorum of shareholders is not represented at the Meeting or at any adjournment thereof, or, even though a quorum is so represented, in the event that sufficient votes in favor of the proposal set forth in the Notice of Meeting of Shareholders are not received, the persons named as proxies may propose and vote for one or more adjournments of the Meeting to be held within a reasonable time after the date originally set for the Meeting, and further solicitation of proxies may be made without the necessity of further notice. The persons named as proxies will vote in favor of any such adjournment those proxies which instruct them to vote in favor of the proposal to be considered at the adjourned Meeting, and will vote against any such adjournment those proxies which instruct them to vote against or to abstain from voting on the proposal to be considered at the adjourned Meeting.

     The Trust will furnish to shareholders upon request, without charge, copies of its Annual Report to Shareholders, containing audited financial statements for the fiscal year ended May 31, 1995. Requests for copies of such Annual Report should be directed to the Trust in writing at P.O. Box 78069, St. Louis, Missouri 63178 or by telephone at 1-800-551-3731. The Annual Report is not to be regarded as proxy soliciting material.

     IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR SHARES TO BE VOTED, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED REPLY ENVELOPE, WHICH IS ADDRESSED TO PROXY SERVICES, POST OFFICE BOX 9153, FARMINGDALE, N.Y. 11735-9812. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                           APPROVAL OR DISAPPROVAL OF
                      AGREEMENT AND PLAN OF REORGANIZATION

     The Board of Trustees of the Trust and the Board of Directors of the Fund have unanimously approved the Agreement and Plan of Reorganization, which is being recommended to the shareholders of the Trust Portfolios for approval at the Meeting. Subject to such approval, the Reorganization Agreement provides for
(a) the acquisition by the Fund of all of the assets and liabilities of the Trust Portfolios in exchange for shares of the Fund's ARCH Tax-Exempt Money Market Portfolio and ARCH Missouri Tax-Exempt Bond Portfolio (collectively, the "Fund Portfolios"); (b) the distribution of such shares of the Fund Portfolios to the shareholders of the Trust Portfolios in liquidation of the Trust Portfolios; and (c) the termination of the Trust under state law and its deregistration as an investment company under the Investment Company Act of 1940 (the "1940 Act").

     As a result of the proposed reorganization, each shareholder of a Trust Portfolio will become a shareholder of the corresponding Fund Portfolio and will hold, immediately after the time the reorganization becomes effective (the "Effective Time of the Reorganization"), a number of shares of common stock of the corresponding Fund Portfolio equal to the number and type of shares of beneficial interest that the shareholder holds in the Trust Portfolio immediately before the Effective Time of the Reorganization.

     Each Fund Portfolio was created for the purpose of succeeding to the business of the corresponding Trust Portfolio and will have nominal assets and liabilities prior to the reorganization. Following the Reorganization, there will be no material change in the operations of any Fund Portfolio from that of its corresponding Trust Portfolio, except that the fiscal year of the Fund Portfolios will end on November 30 of each year rather than on May 31, the fiscal year-end for the Trust Portfolios. The investment objective, policies and restrictions of each Fund Portfolio will be identical to those of its predecessor Trust Portfolio. The net asset value of a share of a Fund Portfolio will be the same at the Effective Time of the Reorganization as the net asset value of a share of the same type of its predecessor Trust Portfolio immediately before the Effective Time of the Reorganization. Each Fund Portfolio will continue to sell and redeem its shares in the same manner as is set forth in its predecessor Trust Portfolio's Prospectuses. The Fund's Board of Directors and officers are identical to the Trust's Board of Trustees and officers.

     A copy of the Reorganization Agreement is attached to this Proxy Statement as Exhibit A, and the description of the Reorganization Agreement which follows is qualified in its entirety by reference to Exhibit A.

REASONS FOR THE REORGANIZATION

     The Fund and the Trust are separately registered, open-end management investment companies. The Fund is a corporation organized under the laws of the State of Maryland. The Trust is a business trust organized under the laws of the Commonwealth of Massachusetts. The purpose of the proposed reorganization is to terminate the Trust and transfer the Trust Portfolios to the Fund. This change is intended to promote efficient operations and eliminate duplicative costs.

     At concurrent meetings of the Boards of Directors/Trustees of the Fund and the Trust held on March 21, 1995, representatives of Mississippi Valley Advisors Inc. ("MVA"), the investment adviser to the Fund and the Trust, made a preliminary presentation regarding the proposed reorganization. A formal recommendation as to the proposed reorganization was presented at concurrent meetings of the Boards of Directors/Trustees held on June 27, 1995. At the June 27, 1995 meeting, the Board of Directors of the Fund also authorized the creation of the classes and series of shares of the Fund Portfolios into which the Trust Portfolios will be reorganized and the filing of a post-effective amendment to the Fund's Registration Statement on Form N-1A to register such shares of the Fund Portfolios.

     In reviewing the proposed reorganization, the Boards of Directors/Trustees considered the potential impact of the reorganization on the Fund's and the Trust's respective shareholders, including (a) the elimination of professional and other costs that are duplicative because they are presently incurred for services that are performed for both the Fund and the Trust separately; (b) the potential for increased operational and administrative efficiencies for the Fund and Trust, as well as for MVA as investment adviser to the Fund and the Trust and for BISYS Fund Services Ohio, Inc. ("BISYS") as the administrator of the Fund and the Trust; and (c) the reduction of certain fixed costs, such as insurance premiums, on a per share basis because those costs will be spread over a larger asset base. The proposed reorganization, while prompted by perceived cost savings and operational and administrative efficiencies, is made feasible by the Tax Reform Act of 1986 which made it clear that for tax purposes each portfolio in a mutual fund would be treated as a separate corporation, thus eliminating possible adverse tax consequences that were present before. In this case, the Trust Portfolios may be combined into the Fund without the loss of the flow-through of tax-exempt interest to shareholders of the Trust Portfolios.

     The Trustees also noted favorably that the proposed reorganization was to be structured as a non-taxable event and would not give rise to the recognition of income, gain or loss for federal income tax purposes to the Trust Portfolios, the Fund Portfolios or their respective shareholders.

     Based upon their evaluation of the information presented to them, and in light of their fiduciary duties under federal and state law, the Board of Trustees of the Trust and the Board of Directors of the Fund, including all of the members of each Board who are not "interested persons" of the Trust or the Fund, have determined that the proposed reorganization is in the best interests of their respective shareholders, and have further determined that the interests of their respective shareholders will not be diluted as a result of the reorganization.

DESCRIPTION OF THE REORGANIZATION AGREEMENT

     The Reorganization Agreement provides that at the Effective Time of the Reorganization all of the assets and liabilities of the Trust Portfolios will be transferred to the Fund Portfolios. In exchange for the transfer of the assets and liabilities of the Trust Portfolios, the Fund will simultaneously issue at the Effective Time of the Reorganization full and fractional shares of common stock in the Fund Portfolios of the following classes and series:

       FUND PORTFOLIO/SHARE CLASS AND                CORRESPONDING TRUST PORTFOLIO/SHARE
   SERIES TO BE ISSUED IN REORGANIZATION                       CLASS AND SERIES
--------------------------------------------     --------------------------------------------
Tax-Exempt Money Market Portfolio--              Tax-Exempt Money Market Portfolio--
Class J Common Stock (Investor A shares)         Class A Shares (Investor A shares)
Tax-Exempt Money Market Portfolio--              Tax-Exempt Money Market Portfolio--
Class J Common Stock--Special Series 1           Class A--Special Series 1 shares
(Trust Shares)                                   (Trust Shares)
Missouri Tax-Exempt Bond Portfolio--             Missouri Tax-Exempt Bond Portfolio--
Class K Common Stock (Investor A shares)         Class C--Special Series 1 shares
                                                 (Investor A shares)
Missouri Tax-Exempt Bond Portfolio--             Missouri Tax-Exempt Bond Portfolio--
Class K Common Stock--Special Series 1           Class C shares (Trust shares)
(Trust Shares)
Missouri Tax-Exempt Bond Portfolio--             Missouri Tax-Exempt Bond Portfolio--
Class K Common Stock--Special Series 2           Class C--Special Series 2 shares
(Investor B shares)                              (Investor B shares)

     Following the transfer of assets and liabilities in exchange for Fund Portfolio shares, the Trust will distribute the shares of the Fund Portfolios so received to the shareholders of the Trust Portfolios in liquidation of the Trust Portfolios. Each shareholder of a particular Trust Portfolio will thus receive full and fractional shares of the class and series of common stock of the corresponding Fund Portfolio equal in number and net asset value to the number of shares of the corresponding class and series of shares of the Trust Portfolio owned by the shareholder immediately before the Effective Time of the Reorganization, plus the right to receive any unpaid dividends or distributions which were declared before the Effective Time of the Reorganization on such Trust Portfolio shares.

     The Fund will establish an account for each shareholder of record reflecting the appropriate number of Fund Portfolio shares. If any Trust Portfolio shares held by a former Trust Portfolio shareholder are represented by a share certificate, the certificate must be surrendered to the Fund's transfer agent for cancellation before the Fund Portfolio shares issued to the shareholder in the reorganization will be redeemed.

     The reorganization is subject to a number of conditions, including approval of the Reorganization Agreement and the related transactions described in this Proxy Statement by shareholders of the Trust Portfolios; the receipt of certain legal opinions described in Section 7 of the Reorganization Agreement (which include an opinion of Drinker Biddle & Reath, counsel to the Fund and the Trust, that Fund Portfolio shares issued to Trust Portfolio shareholders in accordance with the terms of the Reorganization Agreement will be validly issued, fully paid and non-assessable); the effectiveness of the post-effective amendment to the Fund's Registration Statement on Form N-1A registering the shares of the Fund Portfolios; and the receipt of certain assurances from the parties concerning the acquisition of permits and other authorizations necessary under state securities law. Assuming satisfaction of the conditions in the Reorganization Agreement, the Effective Time of the Reorganization will be on October 2, 1995 or such other date as is agreed to by the parties. If the difference between the per share net asset values of the Trust's ARCH Tax-Exempt Money Market Fund and the corresponding Fund Portfolio equals or exceeds $.001 at the close of business on the day preceding the time at which the reorganization is to be effective, as computed by using the market values of such Portfolios' assets, any of the Board of Directors of the Fund, the authorized officers of the Fund, the Board of Trustees of the Trust or the authorized officers of the Trust has the right to postpone the Effective Time of the Reorganization with respect to such Portfolios until such time as the per share difference is less than $.001.

     The Reorganization Agreement and the reorganization described herein may be abandoned at any time prior to the Effective Time of the Reorganization upon the concurring votes of the Board of Trustees or authorized officers of the Trust and the Board of Directors or authorized officers of the Fund. The Reorganization Agreement provides further that at any time prior to or (to the fullest extent permitted by law) after approval of the agreement by the shareholders of each Trust Portfolio (a) the parties thereto may, by written agreement authorized by their respective Boards of Trustees and Directors and with or without the approval of shareholders, amend any of the provisions of the Reorganization Agreement and (b) may waive any default or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing and authorized by the Board of Trustees or Directors or the authorized officers of the waiving party with or without the approval of such party's shareholders).

FEDERAL INCOME TAX CONSEQUENCES

     Consummation of the reorganization is subject to the condition that the Trust and the Fund each receive an opinion from Drinker Biddle & Reath to the effect that for federal income tax purposes: (i) the transfer of all of the assets and liabilities of each Trust Portfolio to the corresponding Fund Portfolio in exchange for shares of such Fund Portfolio and the distribution to shareholders of the Trust Portfolio of the shares of such Fund Portfolio so received, as described in the Reorganization Agreement, will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended; (ii) no gain or loss will be recognized by either Trust Portfolio as a result of such transactions; (iii) no gain or loss will be recognized by either Fund Portfolio as a result of such transactions;
(iv) no gain or loss will be recognized by the shareholders of the Trust Portfolios on the distribution to them by the Trust of shares of the corresponding Fund Portfolios in exchange for their shares of the Trust Portfolios; (v) the basis of the Fund Portfolio shares received by a shareholder of a Trust Portfolio will be the same as the basis of the shareholder's Trust Portfolio shares immediately before the reorganization; (vi) the basis to each Fund Portfolio of the assets of the corresponding Trust Portfolio received pursuant to such transactions will be the same as the basis of the assets in the hands of the particular Trust Portfolio immediately before such transactions;
(vii) a shareholder's holding period for Fund Portfolio shares will be determined by including the period for which the shareholder held the Trust Portfolio shares exchanged therefor, provided that the shareholder held such Trust Portfolio shares as a capital asset; (viii) each Fund Portfolio's holding period with respect to the assets received in the reorganization will include the period for which such assets were held by the corresponding Trust Portfolio;
(ix) each Fund Portfolio will succeed to the tax attributes of the corresponding Trust Portfolio; and (x) each Fund Portfolio will succeed to the Employer Identification Number of the corresponding Trust Portfolio for Federal income tax purposes.

     The Fund and the Trust have not sought a tax ruling from the Internal Revenue Service ("IRS"). The opinion of counsel is not binding on the IRS and does not preclude the IRS from adopting a contrary position. Shareholders should consult their own advisers concerning the potential tax consequences to them, including state and local income tax consequences.

EXPENSES

     Expenses relating to the proposed reorganization are expected to approximate $63,000. Reorganization expenses of the Trust Portfolios will be borne by those Portfolios. If the reorganization is consummated, the expenses will be assumed by the Fund Portfolios, which will also bear their own reorganization expenses, if any. Management anticipates that, taking into account such expenses, the reorganization will produce a net cost savings to the Fund.

DESCRIPTION OF THE FUND AND THE FUND PORTFOLIOS

     The Fund Portfolios have been created for the purpose of succeeding to the business of the corresponding Trust Portfolios. Prior to the Effective Time of the Reorganization, the Fund Portfolios will have no assets (other than a nominal investment by BISYS, the administrator of the Fund and the Trust, as the sole initial shareholder of the Fund Portfolios) and no liabilities. The investment objectives, policies and restrictions of the Fund Portfolios are identical to those of the corresponding Trust Portfolios.

     Following the reorganization MVA, the investment adviser to the Trust Portfolios, will continue to provide investment advisory services to the Fund Portfolios pursuant to an investment advisory agreement with the Fund that is substantially the same in form and substance (including the same rate of compensation) as the investment advisory agreement presently in effect with respect to the Trust Portfolios. Similarly, following the reorganization, Mercantile Bank of St. Louis National Association ("Mercantile"), an affiliate of MVA, will continue to provide custody services to the Fund Portfolios, BISYS will continue to provide administration and transfer agency services to the Fund Portfolios and The Winsbury Company, an affiliate of BISYS, will continue to serve as distributor of the shares of the Fund Portfolios pursuant to agreements that are substantially the same in form and substance (including the same rates of compensation) as those presently in effect for the Trust Portfolios. In addition, following the reorganization, Trust Shares of the Fund Portfolios will be subject to an Administrative Services Plan which is identical in all material respects (including the same fees) to the Administrative Services Plan in effect for Trust Shares of the Trust Portfolios, Investor A Shares of the Fund Portfolios will be subject to a Distribution and Services Plan which is identical in all material respects (including the same fees) to the Distribution and Services Plan for Investor A Shares of the Trust Portfolios, and Investor B Shares of the Fund's ARCH Missouri Tax-Exempt Bond Portfolio will be subject to a Distribution and Services Plan which is identical in all material respects (including the same fees) to the Distribution and Services Plan for Investor B Shares of the Trust's Missouri Tax-Exempt Bond Portfolio.

     The manner in which shares of the Fund Portfolios are distributed, and the procedures for purchasing and redeeming shares, will be the same as those for the Trust Portfolios. Specifically, Trust Shares of each Fund Portfolio (like Trust shares of each Trust Portfolio) as well as Investor A Shares of the Fund's ARCH Tax-Exempt Money Market Portfolio (like Investor A Shares of the Trust's ARCH Tax-Exempt Money Market Portfolio) will be sold without a sales load, Investor A Shares of the Fund's ARCH Missouri Tax-Exempt Bond Portfolio (like Investor A Shares of the Trust's ARCH Missouri Tax-Exempt Bond Portfolio) will be sold with a maximum 4.5% front-end sales charge, and Investor B Shares of the Fund's ARCH Missouri Tax-Exempt Bond Portfolio (like Investor B Shares of the Trust's ARCH Missouri Tax-Exempt Bond Portfolio) will be sold with a maximum 5.0% contingent deferred sales charge. Eight years after purchase, Investor B Shares of the Fund's ARCH Missouri Tax-Exempt Bond Portfolio (like Investor B Shares of the Trust's ARCH Missouri Tax-Exempt Bond Portfolio) will automatically convert to Investor A Shares of such Portfolio. In addition, dividends on shares of the Fund Portfolios will be declared and paid in the same manner as presently in effect for the Trust Portfolios. The Fund's Tax-Exempt Money Market Portfolio will continue to follow a policy of seeking to maintain a $1.00 stable net asset value per share for purposes of purchases and redemptions through the use of the amortized cost method of portfolio valuation pursuant to Rule 2a-7 under the 1940 Act, which is the policy that the Trust's Tax-Exempt Money Market Portfolio has followed since its organization.

     Both the Fund and the Trust are registered as open-end management investment companies under the 1940 Act. Currently, the Fund maintains nine separate investment portfolios, and the Trust maintains two investment portfolios.

     The Fund is organized as a Maryland corporation and, as such, is subject to the provisions of its Charter and Bylaws and to the Maryland General Corporation Law. The Trust is organized as a Massachusetts business trust, and is subject to the provisions of its Declaration of Trust and Code of Regulations. Although the rights of shareholders of a Maryland corporation vary in certain respects from the rights of shareholders of a Massachusetts business trust, the attributes of a share of common stock in the Fund are comparable to those of a share of beneficial interest in the Trust. Shares of the Fund Portfolios have a per share par value of $.001 as do shares of the Trust Portfolios. Shares of both the Fund Portfolios and the Trust Portfolios are entitled to one vote for each full share held and fractional votes for fractional shares held; will vote in the aggregate and not by class or series except as otherwise required by law or by their respective governing instruments or when class voting is permitted by the Board of Directors or Trustees; and are entitled to participate equally (except for fees that are borne by Trust Shares of the Fund and Trust pursuant to the respective Administrative Services Plans for such shares, fees that are borne by Investor A shares of the Fund and Trust pursuant to the respective Distribution and Services Plans for such shares, and fees that are borne by Investor B Shares of the Fund and Trust pursuant to the respective Distribution and Services Plans for such shares) in the dividends and distributions that are declared with respect to a particular investment portfolio and in the net distributable assets of such portfolio on liquidation. In addition, shares of the Fund Portfolios and the Trust Portfolios have no pre-emptive rights and only such conversion and exchange rights (in addition to the automatic conversion feature of Investor B Shares eight years after purchase into Investor A Shares), as the Board of Directors or Trustees may grant at its discretion. When issued for payment as described in their respective Prospectuses, Fund Portfolio and Trust Portfolio shares are fully paid and non-assessable by such entities except, with respect to Trust Portfolio shares, that under Massachusetts law shareholders may under certain circumstances be personally liable as partners for the Trust's obligations and liabilities.

     The foregoing is only a summary of certain material attributes of the Fund Portfolios, the Trust Portfolios and their shares. Shareholders may obtain copies of the Fund's Charter and Bylaws, the Maryland General Corporation Law and the Trust's Declaration of Trust and Code of Regulations from the Fund upon written request at its principal office.

REQUIRED VOTE

     The Reorganization Agreement is being submitted for approval at the Meeting by the affirmative vote of the holders of a majority of the outstanding shares (as defined above) of each Trust Portfolio in accordance with the provisions of the Trust's Declaration of Trust and the requirements of the 1940 Act. The Reorganization Agreement provides that in the event the Reorganization Agreement is approved with respect to one but not both of the Trust Portfolios, the Trust's Board of Trustees may, in the exercise of its reasonable business judgment, either abandon the Reorganization Agreement with respect to both of the Trust Portfolios or direct that the reorganization be consummated to the extent the Board deems advisable. Subject to such approval, the reorganization is currently scheduled to become effective on October 2, 1995, but may be postponed by mutual agreement of the Boards of Trustees and Directors of the Trust and the Fund.

               THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS
              VOTE "FOR" THE AGREEMENT AND PLAN OF REORGANIZATION

                             ADDITIONAL INFORMATION

THE INVESTMENT ADVISER, ADMINISTRATOR AND DISTRIBUTOR

     Mississippi Valley Advisors Inc., with principal offices located at One Mercantile Center, St. Louis, Missouri 63101, serves as investment adviser to the Trust and the Fund. BISYS Fund Services Ohio, Inc., with principal offices located at 1900 East Dublin-Granville Road, Columbus, Ohio 43229, serves as administrator to the Trust and the Fund. The Winsbury Company Limited Partnership d/b/a The Winsbury Company, an affiliate of the administrator, with principal offices located at 1900 East Dublin-Granville Road, Columbus, Ohio 43229, serves as the distributor of the Trust and the Fund.

BANKING LAWS

     Banking laws and regulations, including the Glass-Steagall Act as presently interpreted by the Board of Governors of the Federal Reserve System, prohibit a bank holding company registered under the Federal Bank Holding Company Act of 1956 or any affiliate thereof from sponsoring, organizing or controlling the shares of a registered, open-end investment company continuously engaged in the issuance of its shares, and prohibit banks generally from issuing, underwriting, selling, or distributing securities but do not prohibit such a bank holding company or affiliate from acting as investment adviser, transfer agent, or custodian to such an investment company or from purchasing shares of such a company as agent for and upon the order of customers. MVA and Mercantile, as well as certain service organizations entitled to receive fees under the Trust's and the Fund's Administrative Services and Distribution and Services Plans, are subject to such laws and regulations.

     The Trust and the Fund believe that MVA and Mercantile may perform the services contemplated by their respective agreements with the Fund and the Trust without violation of applicable banking laws or regulations. It should be noted, however, that there have been no judicial cases deciding whether a bank and its affiliates may perform services comparable to those performed (or to be performed) under these agreements, and future changes in either federal or state statutes and regulations relating to the permissible activities of banks and trust companies, as well as further judicial or administrative decisions or interpretations of present and future statutes and regulations, could prevent MVA, Mercantile or such service organizations from continuing to perform such services. If MVA, Mercantile or any service organization was prohibited from providing such services, it is anticipated that the Boards of Trustees and Directors would make other arrangements and that shareholders would not suffer any adverse consequences. Any new advisory agreement would normally be subject to shareholder approval.

BENEFICIAL OWNERS

     As of July 31, 1995, Mercantile and its affiliates held of record 62,054,371.95 shares (or 63.20%) of the Trust's ARCH Tax-Exempt Money Market Portfolio and 3,732,818.42 shares or (63.59%) of the Trust's ARCH Missouri Tax-Exempt Bond Portfolio. The following table sets forth certain information concerning other persons that may have been beneficial owners of 5% or more of the outstanding shares of a Trust

Portfolio as of July 31, 1995 because they possessed sole or shared investment or voting power with respect to such shares:

                                                                                      PERCENT OF
                                                                      AMOUNT OF      TOTAL SHARES
       PORTFOLIO                    NAMES AND ADDRESSES              SHARES HELD     OUTSTANDING
------------------------   --------------------------------------   -------------    ------------
Missouri Tax-Exempt Bond   BHC Securities Inc.
                           Trade House Account
                           Attn: Mutual Fund Dept. 1
                           Commerce Square
                           2005 Market Street
                           Philadelphia, PA 19103                     557,989.806         9.51%
                           Locust & Company
                           Mercantile Bank St. Louis, N.A.
                           Trust Securities Unit 17-1
                           P.O. Box 387
                           St. Louis, MO 63166-0387                   629,356.405        10.72%
                           Olive & Company
                           Mercantile Bank St. Louis, N.A.
                           Trust Securities Unit 17-1
                           P.O. Box 387
                           St. Louis, MO 63166-0387                 3,103,462.017        52.87%
Tax-Exempt Money Market    Hawaiian Trust Company LTD
                           783 Funds Accounting
                           P.O. Box 3170
                           Honolulu, HI 96802-3170                   7,460,280.71         7.60%
                           Mercantile Bank N.A. Trust
                           Trust Securities Unit 17-1
                           Attn: Dede Clark
                           P.O. Box 387
                           Main Post Office
                           St. Louis, MO 63166-0000                 62,054,371.95        63.20%
                           Hawaiian Trust Company LTD
                           783 Funds Accounting
                           P.O. Box 3170
                           Honolulu, HI 96802-3170                  10,569,246.65        10.76%
                           BHC Securities Inc.
                           Attn: Cash Balance Sweep Dept.
                           1 Commerce Square, 11th Floor
                           2005 Market Street
                           Philadelphia, PA 19103-0000               5,158,596.10         5.25%

     Since as of the above date Mercantile owned of record more than 25% of the Trust's outstanding shares, Mercantile may be deemed to be a controlling person of the Trust under the 1940 Act. Mercantile has advised the Trust that it intends to vote the shares over which it possesses investment power in the same proportion as the votes cast by other shareholders.

     As of July 31, 1995, the trustees and officers of the Trust as a group owned beneficially less than 1% of the outstanding shares of the Trust Portfolios.

SHAREHOLDER PROPOSALS FOR FUTURE MEETINGS

     The Trust is organized as Massachusetts business trust and the Fund is organized as a Maryland corporation and as such normally do not hold annual or other meetings of shareholders for the purpose of electing trustees or directors unless and until such time as less than a majority of the trustees or directors holding office have been elected by shareholders. Under certain circumstances, however, shareholders have the right to call a meeting of shareholders to consider the removal of one or more trustees or directors and such meetings will be called when requested by the holders of record of 10% or more of the Trust's outstanding shares of beneficial interest or 10% or more of the Fund's outstanding shares of common stock. To the extent required by law, the Trust and the Fund will assist in shareholder communications in such matters. In addition, the Trust and the Fund will hold special meetings of shareholders when required under the 1940 Act or in accordance with Securities and Exchange Commission policy. The Trust's and the Fund's principal offices are located at 1900 East Dublin-Granville Road, Columbus, Ohio 43229 (1-800-551-3731).

OTHER MATTERS

     No business other than the matters described above is expected to come before the Meeting, but should any other matter requiring a vote of shareholders arise, the persons named in the enclosed proxy will vote thereon according to their best judgment in the interests of the Trust.

Dated: August 15, 1995

SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WHO WISH TO HAVE THEIR SHARES VOTED ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. ANY SHAREHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                   EXHIBIT A

                             AGREEMENT AND PLAN OF
                                 REORGANIZATION
                                 BY AND BETWEEN
                              THE ARCH FUND, INC.
                                      AND
                           THE ARCH TAX-EXEMPT TRUST

                          DATED: AS OF AUGUST 1, 1995

                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    -----
    Transfer of Assets of Trust Portfolios.......................................    A-3
    Liquidating Distributions and Termination of the Trust.......................    A-5
    Valuation Time...............................................................    A-5
    Shareholder Action on Behalf of the Trust Portfolios.........................    A-6
    N-1A Post-Effective Amendment and Proxy Solicitation Materials...............    A-6
    Effective Time of the Reorganization.........................................    A-6
    Conditions to the Reorganization.............................................    A-6
    Miscellaneous................................................................    A-8

     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of this 1st day of August, 1995 by and between The ARCH Tax-Exempt Trust (the "Trust"), a Massachusetts business trust consisting of multiple investment portfolios including the Tax-Exempt Money Market Portfolio and Missouri Tax-Exempt Bond Portfolio, and The ARCH Fund, Inc. (the "Fund"), a Maryland corporation consisting of multiple investment portfolios including the Tax-Exempt Money Market Portfolio and Missouri Tax Exempt Bond Portfolio. The investment portfolios named above of the Trust are sometimes referred to herein individually as a "Trust Portfolio" and collectively as the "Trust Portfolios." The investment portfolios named above of the Fund are sometimes referred to herein individually as "Fund Portfolio" and collectively as the "Fund Portfolios."

     WHEREAS, each of the Trust and Fund is an open-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the parties desire that all of the assets and liabilities of each Trust Portfolio be transferred to, and be acquired and assumed by, the Fund on behalf of the respective Fund Portfolio corresponding thereto, as stated herein, in exchange for shares of the corresponding Fund Portfolio which shall thereafter be distributed by the Trust to the shareholders of the Trust Portfolios in connection with their liquidation and termination as described in this Agreement (the "Reorganization");

     WHEREAS, the parties intend that the Fund Portfolios will have nominal assets and liabilities before the Reorganization and will continue the investment operations of the Trust Portfolios thereafter;

     WHEREAS, the parties intend that in connection with the Reorganization, the Trust will be terminated and deregistered as described in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and subject to the terms and conditions thereof, the parties hereto, intending to be legally bound, agree as follows:

     1. TRANSFER OF ASSETS OF TRUST PORTFOLIOS. At the Effective Time of the Reorganization as defined in Section 6, all property of every description, and all interests, rights, privileges and powers of each of the Trust Portfolios, subject to all liabilities of the Trust Portfolios, whether accrued, absolute, contingent or otherwise (such assets subject to such liabilities are herein referred to as the "Trust Assets"), shall be transferred and conveyed by the Trust on behalf of each Trust Portfolio to the Fund on behalf of the corresponding Fund Portfolio (as set forth below) and shall be accepted and assumed by the Fund on behalf of said Fund Portfolio as more particularly set forth in the following paragraph, such that at and after the Effective Time of the Reorganization: (a) all assets of the Trust Portfolios shall become and be the assets of the corresponding Fund Portfolios; and (b) all debts, liabilities, obligations and duties of the Trust Portfolios shall become the debts, liabilities, obligations and duties of the Fund on behalf of the corresponding Fund Portfolios as aforesaid and may thenceforth be enforced against the Fund Portfolios to the extent as if the same had been incurred by them. Without limiting the generality of the foregoing, the Trust Assets shall include all property and assets of any nature whatsoever, including, without limitation, all cash, cash equivalents, securities, claims and receivables (including dividend and interest receivables) owned by each Trust Portfolio, and any deferred or prepaid expenses shown as an asset on each Trust Portfolio's books, at the Effective Time of the Reorganization, and all good will, all interests in the names of the Trust and each Trust Portfolio, all other intangible property and all books and records belonging to the Trust Portfolios. Recourse for the liabilities of a particular Trust Portfolio shall, at and after the Effective Time of the Reorganization, be limited to the corresponding Fund Portfolio.

     In particular, the Trust Assets of the Tax-Exempt Money Market Portfolio of the Trust shall be transferred to the Fund on behalf of the Tax-Exempt Money Market Portfolio of the Fund and the Trust Assets of the Missouri Tax-Exempt Bond Portfolio of the Trust shall be transferred to the Fund on behalf of the Missouri Tax-Exempt Bond Portfolio of the Fund. Each of the Fund Portfolios shall be a new investment portfolio with nominal assets and liabilities prior to the Effective Time of the Reorganization.

     In exchange for the transfer of the Trust Assets, the Fund shall simultaneously issue at the Effective Time of the Reorganization to the Trust on behalf of the respective Trust Portfolios full and fractional shares of common stock in the corresponding Fund Portfolio (to the third decimal place), of the classes and series indicated in the table below. The number of full and fractional shares of each corresponding class and series of common stock so issued by the Fund shall be equal in number to the number of full and fractional shares of each class and series of shares of beneficial interest that are outstanding immediately prior to the Effective Time of the Reorganization of the particular Trust Portfolio identified opposite the name of such class and series in the table below; provided that at the Effective Time of the Reorganization the price per share of the Trust's Tax-Exempt Money Market Portfolio (the "Trust Money Market Portfolio") and the corresponding Fund Portfolio for purposes of sales and redemptions shall be $1.00 based on the amortized cost valuation procedures that have been adopted by the Boards of Trustees and Directors of the Trust and the Fund, respectively; provided further that if the difference between the per share net asset values of the Trust Money Market Portfolio and the corresponding Fund Portfolio equals or exceeds $.001 at the Valuation Time (as defined in Section 3 below), as computed by using the market values of the assets of the Trust Money Market Portfolio and its corresponding Fund Portfolio in accordance with the policies and procedures established by the Fund (or as otherwise mutually determined by the Board of Trustees of the Trust and the Board of Directors of the Fund), any of the Board of Trustees of the Trust, the Board of Directors of the Fund or authorized officers of the Fund or the Trust shall have the right to postpone the Valuation Time and the Effective Time of the Reorganization with respect to the Trust Money Market Portfolio until such time as the per share difference is less than $.001.

     The shares of each class and series that will be issued by the Fund in the Reorganization are as follows:

                                                 CORRESPONDING FUND PORTFOLIO/SHARE CLASS AND
   TRUST PORTFOLIO/SHARE CLASS AND SERIES                           SERIES
--------------------------------------------     --------------------------------------------
Tax-Exempt Money Market Portfolio--              Tax-Exempt Money Market Portfolio--
Investor A Shares (Class A Shares)               Investor A Shares (Class J Common Stock)
Tax-Exempt Money Market Portfolio--              Tax-Exempt Money Market Portfolio--
Trust Shares (Class A--Special Series 1          Trust Shares (Class J Common Stock--
  Shares)                                        Special Series 1)
Missouri Tax-Exempt Bond Portfolio--Investor     Missouri Tax-Exempt Bond Portfolio--
  A Shares (Class C--Special Series 1            Investor A Shares (Class K Common Stock)
Shares)
Missouri Tax-Exempt Bond Portfolio--Investor     Missouri Tax-Exempt Bond Portfolio--
  B Shares (Class C--Special Series 2            Investor B Shares (Class K Common Stock--
Shares)                                          Special Series 2)
Missouri Tax-Exempt Bond Portfolio--             Missouri Tax-Exempt Bond Portfolio--
Trust Shares (Class C Shares)                    Trust Shares (Class K Common--
                                                 Special Series 1 Stock)

     2. LIQUIDATING DISTRIBUTIONS AND TERMINATION OF THE TRUST. At the Effective Time of the Reorganization, each of the Trust Portfolios shall make a liquidating distribution, pro rata to its shareholders of record, as follows. Shareholders of record of each Trust Portfolio shall be credited with full and fractional shares of the class and series of common stock that are issued by the Fund on behalf of the corresponding Fund Portfolio in connection with the Reorganization with respect to the shares that are held of record by the shareholder. The number of shares of each class and series of common stock that are credited to a shareholder of a Trust Portfolio shall, as indicated in
Section 1, be equal in number to the number of shares with respect to which such shares have been issued by the Fund. In addition, each shareholder of record of a Trust Portfolio shall have the right to receive any unpaid dividends or other distributions which were declared before the Effective Time of the Reorganization with respect to the shares of such Trust Portfolio that are held by the shareholder at the Effective Time of the Reorganization. In accordance with instructions which it receives from the Trust, the Fund shall record on its books the ownership of the respective Fund Portfolio shares by the shareholders of record of the Trust Portfolios (the "Trust Record Holders"). No redemption or repurchase of any Fund Portfolio shares credited to Trust Record Holders with respect to the Trust Portfolio shares represented by unsurrendered share certificates shall be permitted until such certificates have been surrendered to the Fund's transfer agent for cancellation. All of the issued and outstanding shares of the Trust Portfolios shall be cancelled on the books of the Trust at the Effective Time of the Reorganization, and the Trust Portfolios' transfer books shall be closed permanently. As soon as practicable after the Effective Time of the Reorganization, the Trust shall take, in accordance with its Declaration of Trust and Massachusetts law, all steps as shall be necessary and proper to effect its complete termination, and shall file an application pursuant to Section 8(f) of the 1940 Act for an order declaring that it has ceased to be an investment company. After the Effective Time of the Reorganization, the Trust shall not conduct any business except in connection with its liquidation, termination, and deregistration.

     3. VALUATION TIME.  Subject to the second proviso of the third paragraph in
Section 1, the Valuation Time shall be 4:00 P.M., Eastern Time, on September 29, 1995 for each of the Trust Portfolios and the Fund Portfolios, or such earlier or later date and time as may be mutually agreed by the Boards of Trustees and

Directors or authorized officers of each of the parties and set forth in writing signed by the parties' duly authorized officers with respect to any one or more investment portfolios of a party.

     4. SHAREHOLDER ACTION ON BEHALF OF THE TRUST PORTFOLIOS. As soon as practicable after SEC clearance of the proxy solicitation materials referred to in Section 5, but in any event prior to the Effective Time of the Reorganization and as a condition thereto, the Board of Trustees of the Trust shall call, and the Trust shall hold, a meeting of the shareholders of the Trust Portfolios for the purpose of considering and voting upon:

          (a) Approval of this Agreement and the transactions contemplated hereby, including:

              (i) The transfer of the Trust Assets belonging to each Trust Portfolio to the Fund on behalf of the corresponding Fund Portfolio in exchange for shares of common stock of such Fund Portfolio.

              (ii) The liquidation of each Trust Portfolio through the distribution to its shareholders of such shares of common stock of the Fund Portfolio as described in this Agreement.

             (iii) The subsequent termination of the Trust under state law and its deregistration as an investment company under the 1940 Act.

          (b) such other matters as may be determined by the Boards of Trustees and Directors of the parties.

     5. N-1A POST-EFFECTIVE AMENDMENT AND PROXY SOLICITATION MATERIALS. The Fund shall file a post-effective amendment to its Registration Statement on Form N-1A (File Nos. 2-79285 and 811-3567) with the SEC as promptly as practicable registering the Fund Portfolios and their shares under the Securities Act of 1933, as amended (the "1933 Act") and 1940 Act, and such supplements and amendments thereto as may be required (the "Fund Post-Effective Amendment").

     The Trust shall file proxy solicitation materials of the Trust Portfolios with the SEC pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and Section 20(a) of the 1940 Act with respect to the transactions contemplated by this Agreement, and such supplements and amendments thereon as may be required.

     6. EFFECTIVE TIME OF THE REORGANIZATION. Delivery of the Trust Assets and the shares of the Fund Portfolios to be issued pursuant to Section 1 and the liquidation and termination of the Trust Portfolios pursuant to Section 2 shall occur at 8:59 a.m. (local time) at the offices of Drinker Biddle & Reath, 1345 Chestnut Street, Philadelphia, Pennsylvania 19107 on October 2, 1995, or at such other place, time and date agreed to by the Trust's Board of Trustees or authorized officers and the Fund's Board of Directors or authorized officers. The date and time at which such actions are taken are referred to herein as the "Effective Time of the Reorganization." To the extent that any Trust Assets are, for any reason, not transferred at the Effective Time of the Reorganization, the Trust shall cause such Trust Assets to be transferred in accordance with this Agreement at the earliest practicable date thereafter.

     7. CONDITIONS TO THE REORGANIZATION. The obligations of each party hereunder shall be subject to the following conditions precedent:

          (a) This Agreement and the transactions contemplated by this Agreement shall have been approved by the shareholders of each Trust Portfolio in the manner required by the Trust's Declaration of Trust and applicable law.

          (b) The Fund Post-Effective Amendment shall have become effective under the 1933 Act and no stop order suspending such effectiveness shall have been issued, and no proceeding for that purpose shall have been initiated or, to the knowledge of the Fund, contemplated by the SEC.

          (c) No action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated hereby.

          (d) Each party shall have received an opinion of Drinker Biddle & Reath, dated the Effective Time of the Reorganization, in form and substance reasonably satisfactory to each such party, to the effect that the Reorganization will not give rise to the recognition of income, gain or loss for federal income tax purposes to any Trust Portfolio or its shareholders or to any Fund Portfolio.

          (e) The Trust shall have received an opinion of Drinker Biddle & Reath, dated the Effective Time of the Reorganization, in form and substance reasonably satisfactory to the Trust, to the effect that (i) the Fund is a corporation duly organized and validly existing under the laws of the state of Maryland; (ii) the shares of the Fund Portfolios to be delivered to the Trust on behalf of the Trust Portfolios as provided for by this Agreement are duly authorized and upon delivery pursuant to the terms of this Agreement will be validly issued, fully paid and nonassessable by the Fund; and (iii) this Agreement has been duly authorized, executed and delivered by the Fund and represents a valid and binding contract of the Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto and to the exercise of judicial discretion in accordance with general principles of equity, whether in a proceeding at law or in equity; provided, however, that no opinion need be expressed with respect to provisions of this Agreement intended to limit liability for particular matters to a particular Fund Portfolio and its assets, including but not limited to, Section 1 of this Agreement. In rendering such opinion, Drinker Biddle & Reath may rely on the opinion of other counsel to the extent set forth in such opinion.

          (f) The Fund shall have received an opinion of Drinker Biddle & Reath, dated the Effective Time of the Reorganization, in form and substance reasonably satisfactory to the Fund, to the effect that (i) the Trust is a Massachusetts business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts; and (ii) this Agreement has been duly authorized, executed and delivered by the Trust and represents a valid and binding contract of the Trust, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto and to the exercise of judicial discretion in accordance with general principles of equity, whether in a proceeding at law or in equity. In rendering such opinion, Drinker Biddle & Reath may rely on the opinion of other counsel to the extent set forth in such opinion.

          (g) The parties hereto shall have received assurances reasonably satisfactory to them that all permits and other authorizations necessary under state securities laws to consummate the transactions contemplated herein have been obtained.

     8. MISCELLANEOUS.

          (a) Each party hereto shall take such further actions as may be necessary or desirable and proper to consummate the transactions contemplated hereby.

          (b) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (c) This Agreement and the transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Maryland except that as to matters of corporate governance pertaining to the Trust, this Agreement and the transactions contemplated hereby shall be governed and construed in accordance with the internal laws of the Commonwealth of Massachusetts.

          (d) This Agreement and the Reorganization may be abandoned at any time prior to the Effective Time of the Reorganization by actions of the Board of Trustees or the authorized officers of the Trust and the Board of Directors or the authorized officers of the Fund.

          (e) At any time prior to, or to the fullest extent permitted by law after, approval of this Agreement by the shareholders of each Trust Portfolio (i) the parties hereto may, by written agreement authorized by their respective Boards of Trustees and Directors and with or without the approval of their shareholders, amend any of the provisions of this Agreement, and (ii) any party may waive any default by any other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing and authorized by the Board of Trustees or Directors or the authorized officers of the waiving party with or without the approval of such party's shareholders). Without limiting the foregoing, in the event shareholder approval of the Reorganization is not obtained with respect to each Trust Portfolio but is obtained with respect to one of them, the Boards of Trustees and Directors may, in the exercise of their reasonable business judgment, either terminate this Agreement or direct that the Reorganization be consummated to the degree the Boards deem advisable.

          (f) Each party shall be responsible for the payment of all expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby.

          (g) Each of the parties acknowledges that the Declaration of Trust of The ARCH Tax-Exempt Trust dated March 31, 1986, is on file with the Secretary of the Commonwealth of Massachusetts and that this Agreement is executed on its behalf by its undersigned officers as officers and not individually. Each party acknowledges and agrees that the obligations of The ARCH Tax-Exempt Trust under this Agreement are not binding on its officers, trustees or shareholders individually but are binding only upon its assets and properties.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the date first written above.

ATTEST:                                         THE ARCH TAX-EXEMPT TRUST
/s/ W. Bruce McConnel, III                      By: /s/ Jerry V. Woodham
--------------------------------------------    ----------------------------------------
                 Secretary                                       President
ATTEST:                                         THE ARCH FUND, INC.
/s/ W. Bruce McConnel, III                      By: /s/ Jerry V. Woodham
--------------------------------------------    ----------------------------------------
                 Secretary                                       President